Exhibit 4.3

AMENDMENT NO. 1
TO
GEOKINETICS INC. WARRANT TO PURCHASE
                     SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE

This Amendment No. 1 (this “Amendment”), to the Warrant (defined below) is made as of May 9, 2012 by Geokinetics Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Warrant.

WHEREAS,                      (the “Warrantholder”) holds that certain warrant to purchase                      shares of the Company’s common stock, par value $0.01 per share, dated as of December 14, 2010 (the “Warrant”);

WHEREAS, the Company and the Warrantholder have agreed to, among other things, make certain amendments (the “Amendments”) to the adjustment provisions set forth in Section 8 of the Warrant;

WHEREAS, the Company and the holders of 2010 Warrants representing at least 75% of the number of shares of Common Stock subject to all outstanding 2010 Warrants have consented to the Amendments;

NOW, THEREFORE, in consideration of the premises and of the covenants, understandings, undertakings and promises hereinafter set forth, and intending to be legally bound thereby, the Company hereby amends the Warrant as follows:

Section 1.               Amendment of Warrant.

(a)           Section 8(B) of the Warrant is hereby amended by adding a new Section 8(B)(4) as follows:

“4.                                 The creation of the Series B-1 Senior Convertible Preferred Stock of the Company and the issuance of the Series B-1 Senior Convertible Preferred Stock of the Company in exchange for the Series B Senior Convertible Preferred Stock of the Company.”

(b)           The term “Series B Preferred Stock” is hereby replaced in Section 8(A)(1) and Section 8(B)(3) of the Warrant with “Series B-1 Senior Convertible Preferred Stock.”

Section 2.               Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.  The Company and, by accepting this Amendment, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Amendment and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party anywhere in the world by the same methods as are specified for the giving of notices under the Warrant.  The Company and, by accepting this Amendment, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ACCEPTING THIS AMENDMENT, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AMENDMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 3.               Warrant Otherwise Unaffected.  Except as specifically amended by this Amendment, the Warrant, as hereby amended, shall continue in full force and effect in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the 9th day of May, 2012.

GEOKINETICS INC.

By:
Richard F. Miles
President and Chief Executive Officer

[Amendment No. 1 to 2010 Warrants]